CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Griffin Institutional Access Real Estate Fund and to the use of our report dated November 24, 2015 on the financial statements and financial highlights of Griffin Institutional Access Real Estate Fund.  Such financial statements and financial highlights appear in the September 30, 2015 Annual Report to Shareholders that is incorporated by reference into the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania
June 16, 2016